Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

INSPIRATO INCORPORATED

Inspirato Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A.            The Corporation was originally incorporated under the name of Thayer Ventures Acquisition Corporation, and the original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 31, 2020.

B.            This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

C.            The first paragraph of Article IV, Section 4.1 of the Corporation’s Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“Effective immediately upon the filing and effectiveness of this Certificate of Amendment (the “Reverse Stock Split Effective Time”), each twenty (20) shares of Class A Common Stock, Class B Non-Voting Common Stock, or Class V Common Stock (each as defined below) that are issued and outstanding or held in treasury at the Reverse Stock Split Effective Time shall be reverse split and combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock, Class B Non-Voting Common Stock or Class V Common Stock, respectively, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Class A Common Stock, Class B Non-Voting Common Stock or Class V Common Stock of the Corporation, in each case in accordance with the terms thereof. No fractional shares shall be issued upon the Reverse Stock Split and, in lieu of any fractional shares of Common Stock (as defined below) to which the holder would otherwise be entitled, any such fractional share of Common Stock shall be paid out in cash, with reference to the closing stock price on Nasdaq (or, if the Common Stock is no longer trading on Nasdaq, on the principal trading market therefor) of the Common Stock on the trading day immediately preceding the Reverse Stock Split Effective Time (as adjusted to give effect to the Reverse Stock Split), without interest.

The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 85,000,000 shares, consisting of (a) 80,000,000 shares of common stock (the “Common Stock”), including (i) 50,000,000 shares of Class A common stock (the “Class A Common Stock”), (ii) 5,000,000 shares of Class B Non-Voting common stock (“Class B Non-Voting Common Stock”)] and (iii) 25,000,000 shares of Class V common stock (the “Class V Common Stock”); and (b) 5,000,000 shares of preferred stock (the “Preferred Stock”). The number of authorized shares of either Common Stock (including, for the avoidance of doubt, the number of authorized shares of Class A Common Stock, Class V Common Stock and Class B Non-Voting Common Stock) or Preferred Stock may be increased or decreased (but not below the number of shares of such class then outstanding or, in the case of Common Stock, then necessary for issuance in connection with the exchange of Common Units of Inspirato LLC (the “Common Units”) pursuant to Section 4.6 (an “Exchange”) of that certain Tenth Amended and Restated Limited Liability Company Agreement of Inspirato LLC, as amended (the “LLC Agreement”), or then required to be reserved in compliance with Article IV, Section 4.3(e) of this Certificate of Incorporation) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the Common Stock or Preferred Stock, as applicable, voting separately as a class shall be required therefor, unless a separate vote is required pursuant to any Preferred Stock Designation (as defined below).”

(signature page follows)

In Witness Whereof, Inspirato Incorporated has caused this Certificate of Amendment to be signed by its Chief Financial Officer this 16th day of October, 2023.

Inspirato Incorporated

By:	/s/ Robert Kaiden
Robert Kaiden
Chief Financial Officer

(Signature Page to Certificate of Amendment of Inspirato Incorporated)